                                                                    Exhibit 99.1


(PENWEST LOGO)

Contact:    Jennifer Good                      Caroline Gentile/Jim Fingeroth
            Senior Vice President and          Kekst and Company
            Chief Financial Officer            (212) 521-4800
            (203) 796-3701
            (877) 736-9378


              PENWEST REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS


DANBURY, CT, JULY 30, 2003 -- Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced its financial results for the second quarter and the six months ended June 30, 2003. Following the sale of its excipient business to Josef Rettenmaier Holding GmbH & Co. KG in February 2003, the Company's former excipient business is reported as a discontinued operation.

Quarter Ended June 30, 2003

Total revenues for both the second quarter of 2003 and the second quarter of 2002 were $1.2 million. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of 30 mg generic Procardia XL(R). Net loss for the second quarter of 2003 was $7.6 million, or a $0.49 loss per share, compared to a net loss of $5.3 million, or a $0.34 loss per share, in the second quarter of 2002. The increase in the net loss for the second quarter of 2003 compared to the second quarter of 2002 was primarily due to higher selling, general and administrative costs. On a continuing operations basis, the Company reported a loss of $7.5 million, or a $0.48 loss per share, for the second quarter of 2003. This compares with a loss from continuing operations of $6.0 million, or a $0.39 loss per share, for the second quarter of 2002.

Gross profit for the second quarter of 2003 was $1.2 million, comparable to the gross profit for the second quarter of 2002. Selling, general and administrative expenses in the second quarter increased $1.2 million to approximately $3.2 million from $2.0 million in the second quarter of 2002. This increase is primarily attributable to an increase in the Company's share of marketing expenses on oxymorphone ER, and increases in the cost of business insurance, professional fees, and personnel costs primarily associated with the business development and marketing teams. The increase is also attributable to the inclusion in general and administrative expenses for the second quarter of 2003, certain overhead costs that had been previously allocated to the Company's former excipient business in the second quarter of 2002 and were included in discontinued operations.

Research and development expenses during the second quarter of 2003 were $5.6 million, compared to $5.4 million in the second quarter of 2002. The spending in the second quarter was primarily for the clinical development of PW2101, a hypertension product, as well as for formulation work on several other product candidates.

Tod R. Hamachek, Penwest's Chairman and Chief Executive Officer, said, "During the second quarter, we continued to expand and advance our product pipeline, which we believe is critical to our Company's long-term growth and success. Our hypertension compound, PW2101, is currently being dosed in its final pivotal trial, and we expect to have data from this trial in the first quarter of next year. We also completed another round of bioequivalence studies on oxybutynin and made excellent progress on the formulation.

"In addition, the FDA continued its review of oxymorphone ER, our lead product that was developed with and will be marketed by Endo. We expect Endo to hear from the FDA on this important product later in the year."

Penwest also said that it has $25.8 million in cash and short-term investments as of June 30, 2003, which it believes will support the Company's operations through late 2004, based on the Company's currently planned activities.

Six Months Ended June 30, 2003

For the six months ended June 30, 2003, Penwest reported total revenues of $2.4 million, which is essentially the same as revenues for the comparable period of 2002. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of 30 mg generic Procardia XL(R). Net loss was $2.6 million, or a $0.17 loss per share, for the six months ended June 30, 2003, compared to a net loss of $9.6 million, or a $0.62 loss per share, for the comparable period in 2002. The six months ended June 30, 2003 included a $9.5 million gain from the sale of the excipient business. On a continuing operations basis, the Company reported a loss of $12.3 million, or a $0.79 loss per share, for the six months ended June 30, 2003. This compares with a loss from continuing operations of $10.8 million, or a $0.70 loss per share, for the comparable period of 2002.

Gross profit for the six months ended June 30, 2003 was $2.3 million, comparable to the gross profit for the same six-month period of 2002. Selling, general and administrative expenses increased $2.0 million to approximately $5.5 million for the six months ended June 30, 2003, from $3.5 million for the comparable period of 2002. This increase is primarily attributable to an increase in the Company's share of marketing expenses on oxymorphone ER, and increases in the cost of business insurance, professional fees, and personnel costs primarily associated with the business development and marketing teams. The increase is also attributable to the inclusion in general and administrative expenses for the six months ended June 30, 2003, certain overhead costs that had been previously allocated to the Company's former excipient business in the six months ended June 30, 2002 and were included in discontinued operations.

Research and development expenses during the six months ended June 30, 2003 were $9.1 million, compared to $9.8 million for the comparable period of 2002. This lower spending is primarily related to a decrease in the development costs of oxymorphone ER in 2003 compared to the comparable period of 2002, when several clinical trials were underway, partially offset by increased development costs on other products in the Company's development pipeline.

Mr. Hamachek and Jennifer Good, the Company's Senior Vice President, Finance and Chief Financial Officer, will hold a conference call today at 11:00 am ET to discuss this press release. The dial in number for this call is Domestic:
800-903-0247, International: 785-832-1523. The conference ID is "Penwest." A replay of the call will be available from 2:00 pm ET today, Wednesday, July 30, through Friday, August 1st at 11:59 p.m. ET, and a transcript of the call will be available on the Company's website under Investor Relations. The replay number is Domestic: 800-839-4012, International: 402-220-2981.

PENWEST PHARMACEUTICALS

Penwest is a drug delivery company utilizing proprietary technologies to develop drugs internally and with third party collaborators. Penwest's pharmaceutical portfolio includes four marketed products utilizing its proprietary controlled release drug delivery technology, TIMERx(R), which were developed with collaborators such as Mylan Pharmaceuticals, Sanofi, Merck S.A. and Schering OY, and which have been approved in various countries. In addition, the Company has several products in its pipeline that are in various stages of development, including the pain product oxymorphone ER, which is currently under review at the FDA. This product was jointly developed with Endo Pharmaceuticals.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," "potential," and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include the Company's dependence on its drug delivery business without the revenues and cash flows of the excipient business; dependence on collaborators to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; the ability to enter into additional collaborations; uncertainty of success of collaborations; regulatory risks relating to TIMERx(R) drugs in development; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials; actual and potential competition; the timing and outcome of regulatory approval of products, including oxymorphone ER; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest's Quarterly Report on Form 10-Q filed with the

Securities and Exchange Commission on May 15, 2003, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

                                 (Table Follows)

                           PENWEST PHARMACEUTICALS CO.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA, UNAUDITED)

                                                             QUARTER ENDED             SIX MONTHS ENDED
                                                                JUNE 30                    JUNE 30
                                                          2003          2002          2003          2002
                                                        --------      --------      --------      --------
Revenues:
  Product sales                                         $    230      $     75      $    455      $    150
  Royalties & licensing fees                               1,019         1,193         1,966         2,233
                                                        --------      --------      --------      --------
     Total revenues                                        1,249         1,268         2,421         2,383
Cost of revenues                                              63            35           144            61
                                                        --------      --------      --------      --------
     Gross profit                                          1,186         1,233         2,277         2,322

Operating Expenses:
  Selling, general and administrative                      3,226         1,954         5,530         3,483
  Research and product development                         5,559         5,353         9,142         9,804
                                                        --------      --------      --------      --------
     Total operating expenses                              8,785         7,307        14,672        13,287
                                                        --------      --------      --------      --------
Operating loss from continuing operations                 (7,599)       (6,074)      (12,395)      (10,965)
Investment income                                             79           112           120           242
Interest expense                                               2            62            34           120
                                                        --------      --------      --------      --------
Loss from continuing operations                           (7,522)       (6,024)      (12,309)      (10,843)

Discontinued Operations:
  Earnings from discontinued operations,
    net of tax expense of $0, $80, $26 and
    $141, respectively                                        --           706           177         1,207
  Gain (working capital adjustment) on sale
    of discontinued operations, net of tax
    benefit of $11 and tax expense of $62
    for the quarter and six months ended
   June 30, 2003, respectively                               (83)           --         9,497            --
                                                        --------      --------      --------      --------
Net loss                                                $ (7,605)     $ (5,318)     $ (2,635)     $ (9,636)
                                                        ========      ========      ========      ========

Basic and diluted (loss) earnings per common share:

      Continuing operations                             $  (0.48)     $  (0.39)     $  (0.79)     $  (0.70)
      Discontinued operations                              (0.01)         0.05          0.62          0.08
                                                        --------      --------      --------      --------
Net loss                                                $  (0.49)     $  (0.34)     $  (0.17)     $  (0.62)
                                                        ========      ========      ========      ========

Weighted average shares of common stock outstanding       15,572        15,466        15,540        15,432
                                                        ========      ========      ========      ========

OTHER INFORMATION

                                                             JUNE 30, 2003            DECEMBER 31, 2002
                                                        ----------------------      ----------------------
Cash and short term investments                                 $25,832                     $3,686*

*Restated to exclude cash included in assets held for sale


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